June 7, 2012

Harris & Harris Group, Inc.

1450 Broadway, 24th Floor

New York, NY 10018

Re:	Registration Statement on Form S-8
of Harris & Harris Group, Inc.

Ladies and Gentlemen:

I am General Counsel of Harris & Harris Group, Inc., a New York corporation (the "Company"), and am rendering my opinion in such capacity. I have represented the Company in connection with the registration on Form S-8 and proposed issuance by the Company of up to an aggregate of 1,920,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (i) the Company’s Registration Statement on Form S-8 relating to the Shares, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on the date hereof (together with all exhibits thereto, the "Registration Statement"); (ii) the Plan; (iii) the Restated Certificate of Incorporation and the Certificate of Amendment of the Certificate of Incorporation of the Company, as currently in effect (as amended, the “Certificate of Incorporation”); (iv) the Restated By-Laws of the Company, as currently in effect (the “By-Laws”); (v) a specimen common stock certificate representing the Common Stock; (vi) the form of award agreements to govern awards of stock options pursuant to the Plan (each, an "Award Agreement"), (vii) certain resolutions of the Board of Directors and the Compensation Committee of the Company relating to the Plan, the Shares and related matters (the “Resolutions”), and (viii) a Certificate of Good Standing, dated as of a recent date, issued by the Department of State of the State of New York (the “Certificate of Good Standing”). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth below, I have also assumed that:

Harris & Harris Group, Inc.	June 7, 2012

(a)	all Shares will be issued in accordance with the Resolutions and pursuant to one or more Award Agreements substantially in a form examined by me;

(b)	any Award Agreements pursuant to which Shares will be issued will be approved by the Board of Directors or Compensation Committee thereof in accordance with the Company’s Certificate of Incorporation and By-Laws and the Resolutions;

(c)	the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Shares and such stock certificates will conform to the specimen certificate examined by me;

(d)	the number of Shares issued, when taken together with the then outstanding shares of Common Stock of the Company, will not exceed the total number of authorized shares of Common Stock set forth in the Company’s Certificate of Incorporation;

(e)	the Company’s Certificate of Incorporation and By-Laws, along with the Plan and the Resolutions, each remain in effect, without amendment; and

(f)	the Certificate of Good Standing remains in effect.

I am admitted to the Bar in the State of New York, and do not express any opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized by the Company, and when the Shares have been issued pursuant to the terms of the applicable Award Agreements and the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sandra M. Forman

Sandra M. Forman

General Counsel

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